EXHIBIT 2.2

STATE OF DELAWARE

CERTIFICATE OF MERGER

OF

 PELICAN MOBILE COMPUTERS, INC.

a Maryland Corporation

INTO

AMERICAN FINANCIAL HOLDINGS INC.

a Delaware Corporation

Pursuant to Title 8, Section 252 of the

Delaware General Corporation Law

AMERICAN FINANCIAL HOLDINGS INC., a Delaware corporation, File Number 3838993, (“AFHI”), herby certifies to the following information relating to the merger (the “Merger”) of PELICAN MOBILE COMPUTERS, INC., a Maryland Corporation (the “Merging Corporation”) with and into AFHI:

FIRST: The name and state of incorporation of each of the constituent corporations to the Merger are as follows:

Name	State of Incorporation
AMERICAN FINANCIAL HOLDINGS INC.	Delaware
PELICAN MOBILE COMPUTERS, INC.	Maryland

SECOND: The Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 21, 2005 between AFHI and the Merging Corporation, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: Pursuant to resolution of its Board of Directors, a special meeting of the stockholders of AFHI was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the Merger Agreement.

FOURTH: AMERICAN FINANCIAL HOLDINGS INC., a Delaware Corporation, is the surviving corporation (the “Surviving Corporation”) of the Merger.

FIFTH: The Certificate of Incorporation of the Surviving Corporation shall be amended to change the name to TACTICAL SOLUTION PARTNERS, INC., a Delaware Corporation, as a result of the Merger.

SIXTH: The authorized capital stock of the Merging Corporation consists of 1,000 Common Shares, no par value per share.

SEVENTH: The Merger shall be effective as of the time of the filing of this Certificate.

NINTH: The Agreement of Merger is on file at Tactical Solution Partners, Inc., International Trade Center, 2408 Peppermill Dr., Suite I, Glen Burnie, MD 21061, an office of the Surviving Corporation.

TENTH: A copy of the Agreement of Merger will be furnished by the Surviving Corporation on request and without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be duly executed by its authorized officer.

Dated: January 6, 2006

AMERICAN FINANCIAL HOLDINGS INC.
a Delaware Corporation

By:	/s/ Charley Wall
Name: Charley Wall
Title: President

By:	/s/ Maris J. Licis
Name: Maris J. Licis
Title: Secretary